EXHIBIT 99.1

Provident Community Bancshares, Inc. Announces Second Quarter Earnings

    UNION, S.C.--(BUSINESS WIRE)--July 19, 2006--Provident Community Bancshares, Inc. (NASDAQ: PCBS) reported operating results for the second quarter and six months ended June 30, 2006. Net income for the three months ended June 30, 2006 was $639,000 compared to $549,000 for the second quarter of 2005, a 16.4% increase. Earnings per share were $0.33 per share (diluted) for the second quarter of 2006, versus $0.28 per share (diluted) for the second quarter of 2005. Net income for the six months ended June 30, 2006, was $1.3 million, or $0.70 per share (diluted), a 23.0% increase over the $1.1 million, or $0.55 per share (diluted), for the same period in 2005.
    Net interest income before the loan loss provision for the second quarter increased $181,000, or 7.2%, to $2.7 million compared to $2.5 million for the same period in the previous year. The increase was due primarily to higher average loan balances over the previous year along with an increase in the yield on loans that resulted from a higher concentration of consumer and commercial loans. The increase in interest income was partially offset by higher deposit costs as a result of an increase in balances and rising rates. The provision for loan losses for the second quarter totaled $135,000 compared to $341,000 for the same period in the previous year. The decrease in provision for loan losses was due to a $2.6 million reduction in non-performing loans to $1.4 million compared to $4.0 million for the same period in the previous year, offset by a 16.8% increase in net loans over the previous year and a higher concentration of commercial loans in the portfolio which carry a higher risk of default.
    Non-interest income for the second quarter increased $54,000, or 8.0%, to $727,000 compared to $673,000 for the same period in the previous year. The increase was due to higher fees for financial services that resulted from an increase in transaction accounts. Non-interest expense for the second quarter increased $283,000, or 13.5%, to $2.4 million compared to $2.1 million for the same period in the previous year. The increase was due primarily to higher compensation and benefits costs for normal merit salary increases and costs associated with the opening of a new banking center in Simpsonville, South Carolina in March 2006.
    At June 30, 2006, assets totaled $379.5 million, a 2.3% increase from $371.0 million at December 31, 2005. Net loans receivable increased $21.7 million, or 11.3%, during the period to $214.3 million at June 30, 2006, compared to $192.6 million at December 31, 2005. The net growth in loans was driven by a 19.7% increase in the consumer/commercial loan portfolio as the Company continued to focus on these lending segments with specialized loan officers and products. Growth in lower cost transaction accounts resulted in deposits increasing 6.4% to $254.8 million at June 30, 2006 compared to $239.6 million at December 31, 2005. Reductions in lower yielding investments and mortgage-backed securities of $14.1 million and the increase in deposits funded the increase in loans and a reduction in borrowings of $6.3 million. Shareholders' equity decreased $1,156,000, or 4.56%, to $24,177,000 at June 30, 2006 from $25,333,000 at December 31, 2005 due to the repurchase of 44,573 shares at a cost of $792,000, dividend payments of $0.21 per share at a cost of $399,000 and a $1,377,000 increase in unrealized losses on securities available for sale, offset by net income of $1,338,000.
    Commenting on the results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are pleased to report our earnings performance improvement over the comparable periods in the previous year. Loan and deposit growth continued to be strong and asset quality trends are improving. These positive trends are all reflected in our 23% increase in net income over the previous year period with earnings per share increasing 27%. We will continue to focus on core operations over the coming quarters with the goal of continuing to build long-term value for our shareholders."
    The Company also declared a quarterly cash dividend of $0.11 per share payable on August 15, 2006 to shareholders of record on July 28, 2006. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.
    Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine banking locations in the upstate of South Carolina. At June 30, 2006, Provident Community Bancshares had $379.5 million in total assets and total stockholders' equity of $24.2 million. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com..
    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, and the Corporation's Annual Report in Form 10-K for the year ended December 31, 2005.

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                 Provident Community Bancshares, Inc.
            Second Quarter - Year Ending December 31, 2006
----------------------------------------------------------------------

                         Financial Highlights
           (Unaudited) ($ in thousands, except share data)

                               At         At
Balance Sheet                6/30/06   12/31/05   $ Change  % Change
----------------           ---------- ---------- ---------- ----------

   Total assets           $  379,504 $  371,042 $    8,462       2.28%
   Cash and due from banks     8,661      8,380        281       3.35%
   Investments & mortgage-
    backed securities        132,194    146,283    -14,089      -9.63%
   Loans receivable (net)    214,303    192,577     21,726      11.28%
   Goodwill and intangible
    assets                     3,259      3,576       -317      -8.86%
   Deposits                  254,843    239,603     15,240       6.36%
   Advances and other
    borrowings                89,400     95,715     -6,315      -6.60%
   Stockholders' equity       24,177     25,333     -1,156      -4.56%
   Outstanding shares      1,866,731  1,905,897    -39,166      -2.05%
   Book value per share   $    12.95 $    13.29     -$0.34      -2.56%

                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                          --------------------------------------------
Income Statement                2006       2005       2006       2005
-------------------------- ---------- ---------- ---------- ----------

   Net interest income    $    2,681 $    2,500 $    5,335 $    4,949
   Provision for loan
    losses                       135        341        310        548
                           ---------- ---------- ---------- ----------
   Net interest income
    after loan loss
    provision                  2,546      2,159      5,025      4,401
   Non-interest income           727        673      1,413      1,250
   Non-interest expense        2,373      2,090      4,560      4,192
   Income tax                    261        193        540        371
                           ---------- ---------- ---------- ----------
   Net income             $      639 $      549 $    1,338 $    1,088
                           ========== ========== ========== ==========
   Earnings per share:
    basic                 $     0.34 $     0.29 $     0.71 $     0.57
                           ========== ========== ========== ==========
   Earnings per share:
    diluted               $     0.33 $     0.28 $     0.70 $     0.55
                           ========== ========== ========== ==========
   Weighted Average Number
    of Common Shares
    Outstanding
   Basic                   1,887,582  1,907,551  1,891,873  1,918,190
   Diluted                 1,911,663  1,970,142  1,914,748  1,981,012


                        Six Months Ended
                           June 30,
                      ---------------------
 Key Financial Ratios    2006       2005
 -------------------- ---------- ----------

 Return on average
  assets                 0.72%      0.60%
 Return on average
  stockholders'
  equity                10.72%      8.63%
 Operating expense
  to average assets      2.27%      2.13%
 Capital to average
  assets                 8.62%      9.34%


    CONTACT: Provident Community Bancshares, Inc.
             Wanda J. Wells, 864-429-1861
             wwells@providentonline.com